Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 6, 2024 relating to the financial statements of Namib Minerals, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO South Africa Incorporated

BDO South Africa Incorporated

Johannesburg, South Africa

Date: March 10, 2025